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                                                                  EXHIBIT 10.35

                              SEPARATION AGREEMENT


        THIS AGREEMENT, effective as of February 16, 2000 (the "Effective Date"), is by and between COYOTE NETWORK SYSTEMS, INC., a Delaware corporation ("Coyote"), and JAMES J. FIEDLER.

                                    RECITALS

        A. Mr. Fiedler has been employed by Coyote since 1995 and has served as Chairman and Chief Executive Officer since November 1996, with a current contract dated April 11, 1998, and Mr. Fiedler is a member of Coyote's Board of Directors.

        B. Effective January 27, 2000, Mr. Fiedler relinquished his duties as Chief Executive Officer and, pursuant to the terms and conditions hereof, Mr. Fiedler is hereby retiring as Coyote's Chairman and as a member of Coyote's Board of Directors.

        C. In recognition of his many years of leadership and service, it is the desire of Coyote to provide to Mr. Fiedler certain severance and other benefits, on the terms and conditions as set out herein.

        D. It is the desire of the parties to resolve any and all issues between them with respect to Mr. Fiedler's employment and retirement.

                                   AGREEMENTS

        In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. Mr. Fiedler's employment as Chairman of Coyote and as a member of Coyote's Board of Directors with Coyote shall terminate effective seven (7) days after the submission of Coyote's 10Q, for the quarter ended December 31, 1999.

        2. Coyote shall pay to Mr. Fiedler severance pay through March 31, 2003 at his present salary pursuant to the Employment Agreement dated as of April 1, 1998 between Coyote and Mr. Fiedler, as modified by Coyote's Board of Directors on January 24, 2000 (the "Employment Agreement"); provided, however, in lieu of the $150,000 to be paid on June 24, 2000, Coyote shall grant to Mr. Fiedler 200,000 immediately vested options to purchase Coyote common

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stock for $5.00/share ("Severance Options"). All such severance payments shall be subject to all applicable deductions and withholdings. In connection with the Severance Options, Mr. Fiedler acknowledges that they will not be available for exercise until such time as the Company's shareholders approve and authorize a sufficient number of shares of common stock to permit exercise of the options and in the event the shareholders fail to authorize additional shares by March 1, 2003, the options will be void. The Company agrees to use its best efforts to obtain shareholder authorization of additional shares and further authorization of an additional 2,000,000 shares in the Company's Nonqualified Employee Stock Option Plan.

        3. Coyote shall provide medical benefits to Mr. Fiedler through June 30, 2006 pursuant to the terms of the Employment Agreement, and further agrees to promptly pay all past expenses and loans owing Mr. Fiedler.

        4. In consideration for past services and services to be provided pursuant to paragraph 9 below, Coyote shall transfer to Mr. Fiedler the cell phone and laptop computer currently provided by Coyote.

        5. Coyote shall transfer and assign to Heather Fiedler the two insurance policies on the life of Mr. Fiedler and the related Met Life shares of stock which are proceeds of such insurance policies. Coyote shall continue to pay all premiums relating to such policies through June 30, 2001.

        6. Mr. Fiedler shall be subject to the normal non-employee black-out provisions with respect to all Coyote options held by Mr. Fiedler.

        7. As a former officer and director, Mr. Fiedler shall continue to be indemnified by Coyote, to the fullest extent permitted under the General Corporations Law of Delaware and covered under any director and officer's liability insurance coverage of Coyote in place from time to time.

        8. Coyote and Mr. Fiedler agree that neither party shall make any disparaging statements concerning the other or his or its business activities.

        9. Mr. Fiedler shall, upon reasonable request by Coyote, make himself reasonably available and otherwise fully cooperate with Coyote regarding questions or information which is known or may be known by Mr. Fiedler concerning Coyote or its business including, without limitation, Wildfire, Ericsson, Systeam, European business and all lawsuits. In addition, in consideration of the severance payments and other benefits to be provided by Coyote to Mr. Fiedler hereunder, Mr. Fiedler hereby agrees to perform such consulting services as Coyote may reasonably request from time to time, and as mutually agreed upon,


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and to undertake to confer with representatives of Coyote as Coyote may reasonably request from time to time, and as mutually agreed upon, from the Effective Date through March 31, 2003. Such consulting activities are expected to vary from 10-40 hours per month and will not exceed approximately 40 to 50 hours per month and are expected to lessen over time.

        10. Mr. Fiedler acknowledges that in the course of his employment with Coyote he received confidential information concerning Coyote and its business. Mr. Fiedler shall keep such information confidential and further agrees not to disclose such information to third parties without the prior written consent of Coyote. Mr. Fiedler represents that has returned to Coyote all such information in his possession of which he has knowledge and he has not taken or retained any such information in any form other than any such information directly related to the activities he has agreed to perform under paragraph 9 above. Mr. Fiedler further represents that he has returned all other Coyote property in his possession. Mr. Fiedler also agrees not to contact or solicit any information regarding Coyote's business from employees, customers or suppliers other than in relation to the activities described in paragraph 9 above.

        11. This Agreement shall bind and benefit the heirs, personal representatives, administrators, successors, and assigns of the parties hereto.

        12. This Agreement shall constitute the entire agreement between the parties and supersedes all prior representations, understandings, and agreements of the parties with respect thereto. Any waiver or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties hereto.

        13. Except for the payments and obligations expressed or adopted in this Agreement, each party waives and fully releases the other from any claims, demands, or causes of action, known or unknown, arising prior to the date hereof.

        14. This Agreement shall be governed by the laws of the State of California.

                                            COYOTE NETWORK SYSTEMS, INC.

                                            BY     /s/ James R. McCullough
                                                   -----------------------------
                                                   Its Chief Executive Officer
                                                       -------------------------


                                                   /s/ James J. Fiedler
                                                   -----------------------------
                                                             James J. Fiedler


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